A. GEORGE IGLER
                                 2457 Care Drive
                           Tallahassee, Florida 32309



                                 March 27, 2009

                                                   VIA: EMAIL & FEDERAL EXPRESS

Robert G. Cox
Chairman of the Board of Directors
Federal Trust Corporation
312 West First Street
Sanford, Florida 32771

     RE: Resignation as Director


Dear Chairman Cox:

     Please be advised that effectively immediately, I hereby tender my resignation as a director of Federal Trust Corporation ("Company"). At this time, it appears that I can add no further value to the Board of Directors. Since January, there have been no meetings of the Company's directors. The only information I am receiving at this juncture is through e-mails, which have been limited to notifications and extensions granted by the Office of Thrift Supervision for the proposed transaction between The Hartford Financial Services Group, Inc. and Federal Trust Corporation. This information is also available through Form 8-Ks. In an effort to perform my oversight function as a director, I have asked for specific itemized accountings for fees that were paid to the Company's Washington, DC, law firm and to Stifel Nicklaus & Company, Inc. To this date, my requests appear to have been ignored. No such accounting has been provided. Therefore, I am resigning for these and other reasons I have previously articulated to the Board of Directors.


                                            Sincerely,

                                            /s/ A. George Igler

                                            A. George Igler

cc:  Board of Directors:
     Dr. Samuel Certo
     Kenneth hill
     Eric Reinhold
     Charles Webb
     Dennis Ward